Exhibit 99.1

Media Contact:	Investor Contact:
Tim Deighton	List Underwood
(205) 264-5277	(205) 801-0265

Regions Names Matthew Lusco Chief Risk Officer

BIRMINGHAM, Ala., December 7, 2010 – Regions Financial Corporation (NYSE: RF) today announced that it has named Matthew Lusco, 53, as senior executive vice president and chief risk officer. Lusco will join the company in early 2011 from KPMG. At Regions he will lead the Risk Management Group, which is responsible for the company’s full spectrum of risk management, including Enterprise Risk, Compliance Risk, Operational Risk, Credit Risk, Market Risk and Regulatory Affairs. He will serve as a member of the company’s Executive Council and Operating Committee.

“Matt brings a deep and broad perspective on risk and keen analytical skills that will make a significant contribution to Regions as we continue to execute our strategic priorities,” said President and CEO Grayson Hall. “Having worked with a wide range of institutions for more than 30 years, he brings a proven track record, as well as fresh ideas on how we will manage a broad range of risks in a challenging and changing environment. His extensive industry expertise, combined with proven general management experience, makes him a solid fit for our organization.”

Prior to joining Regions, Lusco was managing partner in KPMG’s offices in Birmingham, Ala., and Memphis, Tenn. In this role, his primary focus was in providing audit and business advisory services to publicly and privately held companies, particularly commercial banks in the southeastern U.S. This included providing guidance to clients on various issues, including risk management, internal control processes, asset quality, and mergers and acquisitions.

Before joining KPMG, Lusco was with Arthur Andersen’s Birmingham, Ala., office from 1989 to 2002 and served as managing partner from 1996 to 2002. During this time he was a member of their Large Bank Financial Institution Specialty Team and consulted regularly with clients on strategic and organizational planning, as well as on the design and development of improved accounting systems in addition to providing financial statement audit services.

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From 1986 to 1988, Lusco worked in the Office of the Comptroller of the Currency’s Office of the Chief Accountant in Washington, D.C. Prior to that he served as an audit manager in the New Orleans, La., and Jackson, Miss., offices of Arthur Andersen beginning in 1979. He holds a bachelor’s degree in business administration from the University of Mississippi and is a CPA in Mississippi and Alabama.

“Throughout my career, and particularly in my role at KPMG, I have worked closely with management teams at a wide variety of banks and I understand the importance of identifying and managing all of a company’s risks. I see that commitment to risk management at Regions and I’m excited to be joining such a strong company and leadership team,” said Lusco. “I look forward to helping build upon the solid foundation that is already in place and helping the company return to sustainable profitability. Finally, I have enjoyed my time at KPMG. It is a great firm and I want to thank my partners, associates and the wonderful clients I have had the opportunity to work with.”

About Regions Financial Corporation

Regions Financial Corporation, with $133 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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